Filed pursuant to Rule 424(b)(3)

Registration No. 333-198728

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated September 26, 2014)

6,845,830 shares of Common Stock

This Prospectus Supplement No. 1 supplements the information provided in our Prospectus dated September 26, 2014 relating to the offer and sale by the selling stockholders identified in the Prospectus, from time to time, of up to 6,845,830 shares of our common stock, par value $0.001 per share. The information contained herein modifies and supersedes, in part, the information in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which must be delivered with this Prospectus Supplement.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders may sell the shares as set forth in the Prospectus under “Plan of Distribution.”

We have agreed to pay certain expenses in connection with the registration of the shares.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SMSI.”

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of the Prospectus before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 3, 2014

SELLING STOCKHOLDERS

The Prospectus Supplement updates the information contained in the table of selling stockholders in the Prospectus with respect to the selling stockholders named below. We received this information from the selling stockholders named below.

Except for the information set forth below, the table of selling stockholders in the Prospectus remains unchanged.

Name of Selling Stockholder	Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold	Number of Shares of Common Stock Owned After Offering	Percentage Ownership Prior to Offering(2)	Percentage Ownership After Offering(2)
Rogers Family Trust UTD 01/21/81(3)	1,375,696	367,647	1,008,049	3.05%	2.24%
Roy & Ruth Rogers Unitrust UTD 09/28/89(4)	343,800	122,550	221,250	*	*

*	Less than one percent.
(1)	Represents the number of shares of our common stock that the selling stockholder owns as of the date of this prospectus.
(2)	Based on 45,095,241 shares outstanding as of September 10, 2014.
(3)	Roy Rogers has voting and dispositive power over the shares held by Rogers Family Trust UTD 01/21/81. The address of the selling stockholder is 27927 Briones Way, Los Altos Hills, CA 94022.
(4)	Roy Rogers has voting and dispositive power over the shares held by Roy & Ruth Rogers Unitrust UTD 09/28/89. The address of the selling stockholder is 27927 Briones Way, Los Altos Hills, CA 94022.